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                                                                     Exhibit 5.1


                                March 30, 2001



Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas  66205

Gentlemen:

     In connection with the proposed underwritten public offering and sale by France Telecom and NAB Nordamerika Beteiligungs Holding GmbH of the shares of FON Common Stock - Series 1, $2.00 par value ("FON Shares"), covered by your Registration Statement on Form S-3, File No. 333-55930 (the "Registration Statement"), I have examined the Registration Statement and such other documents, records and matters I have considered necessary or appropriate for the purpose of rendering this opinion.

     Based upon such examination, I am of the opinion that:

     1. Sprint Corporation is a corporation duly organized and validly existing under the laws of the State of Kansas.

     2. The FON Shares have been duly and validly authorized and, when (i) the Registration Statement has become effective under the Securities Act of 1933, as amended (the "Act") and (ii) the FON Shares are sold in the manner described in the Registration Statement, such FON Shares will be legally issued, fully paid and nonassessable.
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Sprint Corporation
March 30, 2001
Page two


     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference made to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                           Very truly yours,

                                           /s/ Tom Gerke

                                           Thomas A. Gerke